Exhibit 5.1

                             Michael S. Krome, P.C.
                                 Attorney-at-Law
                                  8 Teak Court
                           Lake Grove, New York  11755

Tel.:     (631) 737-8381
Fax:      (631) 737-8382
email:    mskrome@optonline.net

Ronald Krome
Legal Assistant

                                                                January 17, 2003


2U Online.com, Inc.
999 3rd Ave., Suite 3800
Seattle, WA 98104-4023

Dear Sirs:

     You have requested an opinion with respect to certain matters in connection with the filing by 2U Online.com, Inc/, (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering 7,000,000 shares of common stock, par value $0.0001 per share (the "Shares"), comprising 5,000,000 shares as set forth below and 2,000,000 shares of common stock, par value $0.001 per share (the "Shares") to be issued pursuant to 2Uonline.com, Inc.'s (the Company) 2003 Stock Incentive and Option Plan (the Plan). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the shares.

     The shares to be issued pursuant to the Form S-8, for salary, consulting fees, expenses and/or combinations of all three, filed are as follows:

Name                            Amount Owed  Shares for issue
--------------                  -----------  ----------------
May Joan Liu                      $19,200         480,000
Stephen Liu                       $14,000         350,000
Andy Chu                          $16,000         400,000
Joseph Beyrouti                    $6,800         170,000
John MacAskill                     $6,000         150,000
Gino Mollica                      $12,000         300,000
David Katz                         $2,000          50,000
Stanley Merlinger                  $2,000          50,000
Charles Zwebner                    $2,000          50,000
Kerry Read                           $800          20,000
Alan Land                          $2,000          50,000
Wilfred Wan                        $2,000          50,000
Gopal Sahota                       $6,000         150,000
Hector Cruz                        $1,200          30,000
Isaac Collie                       $8,000         200,000
Jacckie Maxwell                   $10,000         250,000
Marina Swanson                     $7,500         187,500
Tim Hunold                        $36,000         900,000
Michael Harrison                  $16,000         400,000
Martin Tremblay                   $30,500         762,500
                                  =======       =========
                                 $200,000       5,000,000
                                  =======       =========

     In connection with this opinion, we have examined and relied upon the Company's Articles of Incorporation and By-Laws, Minutes of the Meetings of the Board of Directors of the Company as well as the originals and copies, certified to my satisfaction, of such records, documents certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion contained herein. We have assumed the genuineness and authenticity of all documents submitted as originals, the conformity to the originals of all documents submitted to me as copies thereof and the due execution, delivery or filing of documents, where such execution, delivery or filling are a prerequisite to the effectiveness thereof.

     We have also reviewed the previous filings of the Company, and for the purposes of this opinion have relied upon the representations of the Company that it is current in its filings and that the filings are true and accurate representations of the state of the Company when the documents were filed. In addition, it has been represented by the shareholders being issued shares and states in any agreements, that none of the shares are being issued for services in connection with any offer or sale of securities in a capital raising or to directly or indirectly maintain a market for the securities of the Company.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement and the Consulting Agreement, or Retainer Agreement, will be validly issued, fully paid and non-assessable shares of the Common Stock of the Company, and do not need to bear a restrictive legend upon them.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,

                                        /s/ _Michael S. Krome_
                                             Michael S. Krome